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                                                                   EXHIBIT 3.3.1

                            CERTIFICATE OF AMENDMENT
                                  TO BYLAWS OF
                                 LANDACORP, INC.

      The undersigned, being Secretary of Landacorp, Inc. (the "COMPANY") hereby certifies that Article I, Section 1.2 of the Bylaws of the Company was amended by the Board of Directors, effective June 19, 2003, to read as follows:

      "A special meeting of the stockholders may be called at any time by (i) the board of directors, (ii) the chairman of the board, (iii) the chief executive officer, (iv) the president, or (v) one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent (10%) of the votes at that meeting."

Dated: June 19, 2003



                                              /s/ Mark Rapoport
                                              ----------------------------------
                                              Mark Rapoport, Secretary